UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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HEXCEL CORPORATION
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April 2008

Forward Looking Statements 1 Risks, Uncertainties and Other Factors with Respect to “Forward-Looking Statements” Certain statements contained in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements that are not of historical fact constitute “forward-looking statements” and, accordingly, involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Forward Looking Statements and Risk Factors sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission. The Company undertakes no duty to update any such forward looking statements.

2 Agenda Overview of Hexcel Hexcel Performance Hexcel’s Board and Corporate Governance OSS Capital’s Proxy Fight Conclusion

3 Overview of Hexcel

4 Hexcel Today Hexcel is a strong, well-managed company: - Market leader with $1.2 billion in sales and 4,000+ employees - Focused on markets with both secular and cyclical growth drivers - Global manufacturing, sales, management to take advantage of world-wide demand Track record of aggressive action to enhance performance - 30% staffing reductions and cash flow focus to deal with 9/11 shock to company - Cost control through recovery period drove margin expansion - Divested low/slow growth businesses and reorganized to one business unit Highly qualified, well-balanced, engaged, independent Board of Directors with track record of corporate governance excellence Well Positioned, Well Managed, Well Governed

5 Hexcel Performance Over Last Five Years Source: Publicly available financials Note: Market data as of April 9, 2008. Historical share price from April 9, 2003 to April 9, 2008. (1) See Exhibits for reconciliations to GAAP operating income and net income Sales (US$ in millions) Adjusted Operating Income1 Adjusted Net Income1 Sales per Employee Debt / EBITDA Historical Share Price 13% Avg. Annual Growth $730 $837 $958 $1,050 $1,171 0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2003 2004 2005 2006 2007 $0.18 $0.19 $0.21 $0.24 $0.29 $0.00 $0.05 $0.10 $0.15 $0.20 $0.25 $0.30 2003 2004 2005 2006 2007 5.3 x 3.9 x 3.0 x 2.7 x 1.8 x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 2003 2004 2005 2006 2007 $10 $46 $49 $70 $(9) $(20) $0 $20 $40 $60 $80 2003 2004 2005 2006 2007 31% Avg. Annual Growth $45 $65 $115 $135 $102 0 $20 $40 $60 $80 $100 $120 $140 $160 2003 2004 2005 2006 2007 (100%) 0% 100% 200% 300% 400% 500% 600% 700% 2003 2003 2004 2005 2006 2006 2007 2008 Indexed Price 471% HXL 56% S&P 500 53% DJIA

6 Hexcel / Shareholder Relationship Hexcel management stays in touch with shareholders - CEO, CFO have over 100 face to face meetings with investors per year - A major shareholder survey was conducted before this OSS action and a number of actions were taken to address issues identified - Investor Day is held annually for more in-depth review of the company Hexcel carefully considered OSS’ requests: - Since March 2007, Hexcel listened to, corresponded and met with OSS, even inviting them to address the full Board - Top shareholders were kept up to date; Lead Independent Director participated - Hexcel’s full Board considered OSS request to nominate 3 directors - OSS candidates lacked relevant aerospace or process industry experience and seem not to have expanded operating margins when they were in senior positions - After thorough review process by Nominating Committee, Hexcel offered to nominate one candidate to the Board – and asked that OSS meet and support a candidate with greater chemical and technical experience; qualifications that are deemed important for Board balance - OSS quickly turned down Hexcel’s offer and is pursuing this expensive proxy fight Hexcel Works Hard to Listen to and Satisfy Shareholders

7 Overview of Hexcel Leading advanced composites company for sixty years Our composite materials are used primarily in commercial and military aircraft and wind turbine blades Recently restructured the Company by selling slow growth industrial businesses Reorganized to focus on aerospace and wind energy moving from 3 GBU’s to 1 Global footprint – manufacturing in nine countries

8 $622 M Growing 16%/yr $293 M Growing 11%/yr $256 M Growing 9%/yr Industrial Space & Defense Commercial Aerospace Hexcel Sales by Market Boeing Airbus Engines/Nacelles Regional/Business Helicopters Military Aircraft Launch Vehicles Satellites Wind Energy Recreation Transportation Other Divested non-core weaving products: - Electronics - Ballistics - Blinds Was $144 M Declining 15%/yr Total 2007 sales of $1.2 Billion now 75% Aerospace

Commercial Aerospace

Largest Application for Composites

Fuselage	Wings
Empennage	Control Surfaces
Airframe	Radomes
Gear Doors	Nacelles
Engines	Thrust Reverser
Interiors	Floors

Hexcel Sales Well Balanced



Other 26%
Airbus 35%
Boeing 39%



BMI
Carbon Fiber HS & IM
Prepreg Secondary & Primary Structure
HexMC
Septum Core
Thermoplastics
Adhesives
Floor Panels
Conductivity

Wide Range of Products Covering a Wide Range of Applications

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10 Commercial Aerospace – Composites Penetration Step Change Underway with Intermediate Modulus (“IM”) Carbon Fiber Prepreg as the new standard... Hexcel’s Specialty A380 A320 B777 A340 787 A350 A310 B767 A340 -500/600 10-15% 50+ % 23% 1980 1985 1990 1995 2000 2005 2010 2015 14% 7% 20% 52% 7% Al / Al-Li Titanium Composite Steel Misc. 14% 7% 20% 52% 7% A350 Composite Content by Weight The Next Big Prize: 5-6% Glass Fiber Prepregs HS Carbon Fiber Prepregs IM Carbon Fiber Prepregs High Low

11 Commercial Aero – Cyclical & Secular Growth Composites Penetration Allows Hexcel to Outperform Very Strong Market Over 7,000 planes in backlog or over 7 years based on 2007 deliveries Global growth -- US legacy carriers yet to order Secular Penetration Results in a Faster Growth Rate for Hexcel 305 320 378 434 453 281 285 290 398 441 2003 2004 2005 2006 2007 Boeing Build Airbus Build Strong Build Rate Cycle Underway driven by Global Demand 11 % Average A/C Build Growth $622 $547 $470 $409 $349 2003 2004 2005 2006 2007 Backlog mix better: - Twin aisles (bigger) - Newer designs (more composite) Historical incremental 5% growth over build rates due to secular penetration – expected to move to 10% in future years 16% Average Hexcel Commercial Aerospace Sales Growth

12 Hexcel Performance

13 OSS Assertions 1. Operating Margins vs. Cytec and Toray - “Hexcel’s operating margins have consistently lagged behind the margins of its two main competitors, Cytec Industries and Toray Industries” 2. Margin Improvement - “For too long, Hexcel’s management has been communicating to stockholders that margins will improve significantly, yet they have not delivered” 3. Market Share – “We believe Hexcel has lost market share to competitors and it’s stock has suffered as a result.” 4. Intrinsic Value – “In our view, if Hexcel’s margins were more in-line with the margins of other industry players, the company’s intrinsic value would be significantly enhanced.” 5. Board Membership – “In our opinion, the Hexcel Board needs new members with operational expertise to help maximize Hexcel’s business potential...” OSS Shareholder letter of March 28, 2008 said change is needed at Hexcel: We respect every Shareholder’s opinion... Let’s look at some Facts...

14 0% 3% 6% 9% 12% 2001 2002 2003 2004 2005 2006 2007 1. Operating Margin Hexcel Margins have Consistently Improved, and EXCEED BOTH Cytec and Toray... but this debate is clearly about a Subset of these Companies Hexcel1 Cytec Toray... “Hexcel’s operating margins have consistently lagged behind the margins of its two main competitors, Cytec Industries and Toray Industries” - OSS assertion 1 – Adjusted Operating Income, GAAP indicated by dotted line. See Exhibit A for detail. 2001 and 2002 as reported. Amounts for Cytec & Toray also adjusted for one-time items True comparisons are difficult, but product for product, Hexcel does not, on the whole, lag competitors As a total company, Hexcel has overtaken both by divesting unrelated businesses Toray and Cytec have much bigger companies that allow overhead efficiencies, but dilute the good margins we all experience in this growing field Company Comparisons: Total % Composite Sales Materials Hexcel $1.2 B 80% Cytec $3.5 B 19% Toray $13.1 B 4% Total Company Adjusted OI% History

1. Operating Margin – OSS Segment Argument

	Hexcel Product	Key Input		Major Competitors
Composite Materials Segment	Carbon Fiber	Acrylonitrile		Toray, Teijin (Toho Tenax), Cytec
	Reinforcements	Glass Fiber Carbon Fiber		Private Companies, JPS Industries
	Carbon Prepregs	Carbon Fibers Resins		Cytec, Toray, Umeco, Gurit, SGL Carbon
	Glass and Other Prepregs	Glass Fibers Aramid Fibers Resins		Gurit, Umeco
	Honeycomb	Aramid Paper Aluminum Foil		Private Companies
EP Seg	Engineered Products	Honeycomb Prepregs Adhesives		Customers, SGL Carbon, Private Companies

OSS competitor divisions selected for valuation comparison

HEXCEL

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Toray is Predominately a Carbon Fiber Producer

Carbon Fiber		Market Dynamics	Toray	Toho	Zoltek	MRC	SGL	Hexcel	CYT
			Fiber Focused Companies					PrePreg Focused Companies	
	UHM	• Very High Price – Not for Commercial Aero	✓	✓					
	Intermediate Modulus ("IM")	• Rigorous Qualification • New Aero Standard	✓	✓				✓	
Premium	High Strength Aerospace	• Long Term Contracts • Can Sell Excess to Industrial *IM is baseline on new A350*	✓	✓				✓	✓
Commodity	Industrial	• Supply / Demand Sensitive • Spot or Short Term Pricing • Commodity Like *All were <10% Oper. Margin in '02,3,4 Surplus Years*	✓	✓		✓	✓		
	Hi Tow				✓		✓		
		Capacity (M lb/yr)	29	20	19	11	5	7	5

Source: Company estimated 2007 nameplate capacity

Toray is an up and coming Prepreg competitor, but to date serves less than 15% of the Aerospace prepreg demand – Carbon Fiber is their focus

Hexcel seeks to make only Premium Fiber – IM fiber key to aero future
Hexcel buys 2/3 of its fiber - external sales less than 10% of Company

16
HEXCEL

17 Carbon Fiber Focused Companies... Hexcel and Cytec are Prepreg Companies Fiber Companies are not a good Comparison Carbon Fiber price index vs. Operating Income % for Carbon Fiber focused companies (1) MRC reorganized their Carbon Fibers and Composites Materials business in April 2007. The old segment included other products (2) Source: METI Industrial Carbon Fiber Price Index Median OI% of Fiber Companies High capital costs require high margins (ROI is better measure) Premium Aerospace fibers generally have long term contracts Industrial Carbon Fiber (the vast majority of sales for fiber focused companies) behave more like commodities OI% moves with carbon fiber price for the CF focused companies

18 Same Technology & Equipment Carbon Fiber Resin Mix Carbon Composite “Prepreg” – Hexcel and Cytec Focus Impregnation Carbon fiber Film of Resin Prepreg = Preimpregnated Make, buy and sell Formulations are key to developing right properties Composites are combinations of two materials with a distinct interface, the reinforcement (eg Carbon Fiber or woven fabric) & the matrix (eg epoxy resin system). Composites combines the strength of the reinforcement with the toughness of the matrix. Properties that cannot be achieved by any of the components acting alone. “Impregnate” resin film into reinforcement

Hexcel/Cytec Segment Comparisons

	Hexcel (Comp Mat'l Seg)	Cytec (Eng. Mat'l Seg)
Sales	$942 million	$670 million
Adj OI% '01 -> '07	11.3% -> 15.6%	21.3% -> 19.8% (Similar corp allocation methods could add 100bp)
Common Products	High strength Carbon Fibers Prepregs Carbon weaving	
Unique Products	IM Carbon Fiber Glass Wind Prepregs Reinforcements Honeycomb	Film adhesives Ablative materials
Strengths	US Military (CF) Euro Aerospace Wind *IM Carbon Fiber*	US Military (prepreg) Interiors Film adhesives


Americas
Europe
Asia
Sales by Region

Cytec Engineered Materials Div. ("CEM")

- 2005 acquired Surface Specialties business for $1.8 Billion – nearly doubled the size of the company
- Announced increase Carbon Fiber capacity by 50%
- CEM - $79 million of capex over last 3 years
- Cytec is a supplier, customer and competitor of Hexcel

CEM is 19% of total company sales

Hexcel Composite Materials Segment

- 2006/7 divested businesses to focus solely on composites
- Announced two Carbon Fiber expansions to increase capacity by total of 190%
- Announced new plant openings in Spain, Germany, France and China to meet demand in Euro Aerospace and wind
- Composites Materials - $280 million of capex over last 3 years and R&T nearly doubled in 5 years
- *Products meet A350 primary structures specification*

Hexcel focus is on Composites

Cytec Operating Margins *are* good - but Hexcel is steadily closing the gap and is better Positioned for IM Carbon Prepreg Aircraft of the Future

19

HEXCEL

Other Product Margins vs. Competitors

Segment	Hxl sub-Segment	Adj OI%	Hexcel vs Comp.(2)	Competitor best Comparable Unit OI%: Cytec (1)	Toray (1)	Teijin (Toho Tenax) (1)	Umeco	Gurit	JPS Industries	SGL Carbon (1)
Composite Materials Segment	Carbon Fiber	15.6%	+		22.2%	17.3%				
	Carbon Prepreg		-	19.8%[1]			9.6%			
	Glass Prepreg		+					0.8%		
	Reinforcements (3)		+						4.6%	
	Honeycomb (3)		?							
EP Seg	Engineered Products	9.6%	+							1.9%

(1) Amounts shown are based on segment that is most comparable to the Hexcel product line. Corp allocation by Cytec would increase OI by est 1%
(2) Hexcel does not provide product line details, +/- determined on GAAP basis
(3) There are no (or limited) publicly available competitor information, but we believe our results are better than average

Even if Hexcel's fiber margins matched Toray,
and carbon prepreg matched Cytec (as OSS asks you to consider)
Total Company Operating Margin would increase by less than 100bp

HEXCEL

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2. Margin Improvement 2001-2003 21 Hexcel has demonstrated Aggressive Cost Control in Good times and Bad without Sacrificing The Future... Electronics meltdown and September 11th aerospace impact cause 26% drop in sales - $60m cash cost reduction - 30% headcount cut - Closed 2 U.S. plants - Expanded margins 2004-2005 Good growth and cost control - 25% OI incremental leverage 2006-2007 Ballistics slowdown (35%) and A380 delay hamper leverage - Divested Electronics & Ballistics to focus on Core Composites ($144M ’06 sales divested) - Restructured from 3 GBU’s to 1 - Closed 2 additional plants - Continued to invest for long term (R+T as % of sales up 110bp from ’02) Sales Adjusted Operating Income % (1) Discontinued Operations $700 $800 $900 $1,000 $1,100 $1,200 1999 2000 2001 2002 2003 2004 2005 2006 2007 Sales as Reported Reclassified Sales 4% 6% 8% 10% 12% 1999 2000 2001 2002 2003 2004 2005 2006 2007 Adj. Operating Income as Reported Reclassified Adj. Operating Income (1) See Exhibit A for reconciliation to GAAP operating income for the reclassified results for discontinued ops “For too long, Hexcel’s management has been communicating to stockholders that margins will improve significantly, yet they have not delivered” - OSS assertion Sales +24%, Employees -32%

22 2. Margin Improvement (cont’d) As a Company, Hexcel OI% is now above 75% of its Customers and the Aerospace/Defense Index (49 Companies) (1) Represents the average of the Hemscott General Aerospace/Defense Products and Services Index (49 companies). Top customers where public data available. (2) Operating income (OI) are LTM adjusted for restructuring charges, non-recurring items and other income expenses. See Exhibit A for H excel’s reconciliation to GAAP OI Hexcel vs. Top 20 Customers and Aerospace / Defense Index1 2003 Adjusted EBIT Margins 2007 Adjusted EBIT Margins 15.6% 15.2% 13.7% 12.2% 11.5% 9.6% 8.5% 7.6% 6.8% 2.6% 2.6% 3.9% 4.5% (3.2)% 6.6% 5.6% 6.2% 6.2% 1.9% GE Gamesa Embraer ATK UTX Cytec Textron Aerospace / Defense Index¹ Goodrich GKN Lockheed Hexcel Northrop Vestas EADS Finmeccanica Boeing Bombardier Vought Median: 6.6% 15.6% 13.8% 13.7% 11.5% 11.5% 10.9% 10.1% 10.0% 9.4% 9.1% 5.1% 5.9% 6.7% 7.2% 7.6% (1.4)% 8.4% 9.0% 8.9% 8.7% 0.4% GE Goodrich Textron UTX Hexcel Spirit Lockheed ATK Northrop Vestas Aerospace / Defense Index1 Cytec Embraer Boeing Gamesa GKN Vought Safran Bombardier Finmeccanica EADS Median: 9.0% 2003 Adj. OI Margins2 2007 Adj. OI Margins2 Hexcel gains: 530 bps improvement since 2003 vs. 250 bp for median and index

23 Hexcel has not lost Share – it’s Stock has not “suffered” Sales Growth for Composites 70% 85% 100% 115% 130% 145% 160% 2001 2002 2003 2004 2005 2006 2007 Hxl Composites Mtls Cytec Engineered Materials Segment ("CEM") Hexcel’s key carbon prepreg competitor is Cytec’s CEM segment. Both have grown equally. Toray, though principally a fiber producer, has long-held the sole primary carbon prepreg position at Boeing. In May of 2004 they announced that their position was extended to the new B787 – (over a year before OSS first took a position in Hexcel) Hexcel’s stock price has not suffered. In fact, Hexcel multiples are one of the highest in the Aerospace sector due to it’s strategic focus and market positioning. 3. Market Share “We believe Hexcel has lost market share to competitors and it’s stock has suffered as a result.” - OSS assertion 1 Stock price performance for the period from 31-Dec-2001 to 09-Apr-2008. (100%) 0% 100% 200% 300% 400% 500% 600% 700% 800% Dec-01 Dec-02 Dec-03 Dec-04 Dec-05 Dec-06 Dec-07 Indexed Price Hexcel Cytec 549% 113% Stock Price Performance1

4. Intrinsic Value

"In our view, if Hexcel's margins were more in-line with the margins of other industry players, the company's intrinsic value would be significantly enhanced." - OSS assertion

OSS' simple analysis assumes Hexcel can increase its OI by $60 million if Hexcel raises its entire composite materials segment margin to that of Toray and Cytec segments

- **In fact, only parts of these segments are comparable. Even by "cherry picking" and applying Toray's segment margin of 22% to our fiber and Cytec's 20.8% (19.8% + 1.0% for corp allocation) to our competing carbon prepreg business would add *less than $8 million to net income.***
- **OI% is not "the" measure of a business. Our different businesses have substantially different profiles of capital intensity – Capital intensive carbon fiber calls for dramatically higher margins than those for carbon prepreg which is also different from wind prepreg economics**
- **We believe our strategic decision to divest non-core assets, restructuring to minimize stranded overhead costs results in Hexcel being the only 'pure play' in these growing markets.**
- **Hexcel's strategy and execution are recognized by the markets in the form of multiples.**

OSS View of Intrinsic Value Drivers

	Toray	Cytec	Hexcel	Aero Index[1]
Composite Revenue	$693	$670	$976	NA
Composite OI	154	132	143	NA
Operating Margin	22%	20%	15%	9%

Market View of Intrinsic Value Drivers

	Toray	Cytec	Hexcel	Aero Index[1]
EV / 2008E EBITDA	7.1x	7.4x	10.4x	8.4x
2008E P/E	16.7x	13.5x	21.3x	15.6x

(1) Represents the average of the Hemscott General Aerospace/Defense Products and Services Index (49 companies), as provided by Hemscott

Our Strategy and Execution *have* Significantly Enhanced our Intrinsic Value

HEXCEL

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25 Stock Price Performance Hexcel vs. Top Customers1, Aerospace / Defense Index2, Toray, Cytec and S&P500 Source: Factset as of April 9, 2008 (1) Top Customer Composite includes General Electric, Goodrich, United Technologies, Gamesa, Spirit Aerosystems, Lockheed Martin, Cytec Industries, Textron, Alliant Techsystems, Northrop Grumman, Vestas Wind Systems, Boeing, GKN, Finmeccanica, Safran, Bombardier, European Aeronautic Defence, and Empresa Brasileira de Aeronáutica (2) Represents the Hemscott General Aerospace/Defense Products and Services Index, as provided by Hemscott. Hexcel’s Stock Performance Has Been Exceptional (100%) 0% 100% 200% 300% 400% 500% 600% 700% Apr-2003 Dec-2003 Sep-2004 May-2005 Feb-2006 Oct-2006 Jul-2007 Apr-2008 Daily from 09-Apr-2003 to 09-Apr-2008 Indexed Price Hexcel 471% Aerospace & Defense Products and Services Index2 321% Customers Composite1 193% Toray 126% Cytec 105% S&P 500 Index 56% Jun-2006 EADS Announced A380 Delay Jan-2008 Boeing Announced 787 Delay

26 Research Analyst Perspectives A Very Positive Research Outlook... Analyst Recommendations Analyst Price Targets BMI Carbon Fi ber HS & IM Prepreg Secondary & Primar y Structure Research Commentary Strong Buy 12% Buy 50% Hold 38% $30 $30 $30 $24 $22 $28 $26 CSFB Stifel Jefferies UBS Wedbush DB GS Median: $28 4/9/08 Stock Price: $20.00 “This was a very clean, quarter of execution and a fitting end to what can only be described as a breakout year in which we saw organic revenue growth accelerate from 4% in 1H07 to 12% in 2H07...” “.....we saw an encouraging improvement in operating leverage, with EBITDA margins up 130 bps in 2H07, elevating gross margins to 24.2% - the highest level in 10 years.” “Moreover, the balance sheet is shining with net debt below $290mm and 1.6x EBITDA – an important consideration for a company that has twice faced extinction over the past 15 years.” “We believe that Hexcel has the potential to expand EBITDA margins by 1ppt per annum on account of strong volume growth over next few years due to a mix shift toward higher margin composite sales... we look for EBITDA margins to expand from 15.1% in 2006 to 18.4% in 2010.” Deutsche Bank, January 24, 2008 “Excluding the non-recurring items for pension, impairment and restructuring totaling $15.8mm, operating margins were 11.5%... we believe this represents an indication of an effort management is taking to become more aligned with the customer and more efficient at delivering its product to market.” Jefferies & Company, January 24, 2008

27 OSS Assertions 1. Operating Margins vs. Cytec and Toray - “Hexcel’s operating margins have consistently lagged behind the margins of its two main competitors, Cytec Industries and Toray Industries” 2. Margin Improvement - “For too long, Hexcel’s management has been communicating to stockholders that margins will improve significantly, yet they have not delivered” 3. Market Share – “We believe Hexcel has lost market share to competitors and it’s stock has suffered as a result.” 4. Intrinsic Value – “In our view, if Hexcel’s margins were more in-line with the margins of other industry players, the company’s intrinsic value would be significantly enhanced.” 5. Board Membership – “In our opinion, the Hexcel Board needs new members with operational expertise to help maximize Hexcel’s business potential...” OSS Shareholder letter of March 28, 2009 said change is needed at Hexcel: We Disagree with the OSS analysis on every point... But this Proxy Vote is about our Independent Directors

28 Hexcel’s Board and Corporate Governance “In our opinion, the Hexcel Board needs new members with operational expertise to help maximize Hexcel’s business potential...” - OSS assertion 5. Hexcel Board

29 Hexcel has an Excellent Board 9 of 10 Independent Engaged – 3 year attendance of 97% for group Fresh perspective - 6 new directors (including Mr. Hill) in 3 years Each (except newly nominated Mr. Hill) has participated in: Plant visits and reviews Customer visits Succession planning Strategic planning Annual budgets Capital expansion reviews Special reviews have been held in: Research and Technology Operations Information Technology Sales and Marketing Average Tenure of Hexcel proposed Independent Directors 2.5 years each Intimately involved with the Business

30 Audit Committee Active committee that reviews (at least annually): Financial statements and quarterly review of key accounting issues Compliance with legal, tax, ethics and regulatory requirements SOX compliance and internal audit function Key exposure items such as FX, insurance and tax Only one missed meeting by one member in the last three years Meets separately with independent auditors, internal audit regularly Conducts special reviews such as option back-dating (none), ERP systems Reviews all earnings releases, 10Q’s and 10K’s before release 100% Independent - Active, Well Functioning Committee March 2008 named to the “Audit Integrity” Top 100 Audit Integrity Top 100 – Honoring the US 100 most trustworthy publicly traded firms Based on accounting transparency Demonstrated high corporate governance and transparency

31 Compensation Committee Independent consultant reports solely to Compensation Committee Peer group revised by Committee to better match size and markets Eliminated CEO perks in 2006 Introduced performance shares – vest only if targets achieved CEO base held flat in 2007 Short-term incentive goal changed from EBITDA to OI and Net Income for 2008 Hexcel’s compensation practices are in line with the industry Company uses industry and peer group benchmarking, scales for size – targets median Company ties compensation to both short-term and long-term performance Compensation committee reviews and approves compensation for senior mgmt team Review “tally sheets” annually to understand exit scenarios Stock ownership guidelines for directors and key officers Equity grant policy that reflects best practices, well below “overhang” norms Committee determines CEO compensation, Board ratifies 100% Independent - Sound Compensation Practices Well within Norms – Regularly Review Best Practices

32 Nominating and Governance Shareholder Friendly Regular Updates to Meet Best Practices 73% 88% 97% 2006 2007 2008 CGQ Scores* Annually-elected Board No poison pill Lead director and process established Non-management executive sessions now at all in-person Board meetings Stock ownership guidelines Board effectiveness appraisal process Annual CEO performance reviews Resignation letters offered if job changes Limit on public company boards Hexcel ISS scores outperform 99.6% Capital Goods Group Ranked #3 in Russell 3000 as of March 2008 * Feb scores per Bloomberg

33 Nominating and Governance Survey of Board for desired background “Wish List” (ie, Public Company board experience, aerospace, chemical, diverse, etc.) Retain professional search firm Search firm vets all candidates regardless of source Nominating and Governance Committee interviews candidates Candidate interviews CEO Background and reference checks by both search firm and directors Presentation to full Board No interlocking directors Was willing to work with OSS to agree to nominate a new independent director Director Search Process led by Nominating and Governance Committee A Thorough and Thoughtful Process... Directors are not “beholden to Hexcel’s management” or “other Hexcel Board members” as OSS suggests

34 Nominating Process Results Board Composition by Year – Targeted Search Process Total Financial Expert Public Board Exposure Aerospace Manufacturing Technical Diversity Director Selected Aug ’01 9* 6 3 2 3 0 0 Derickson Apr ’03 10 9 4 2 3 0 1 Campbell Apr ’04 10 9 5 3 3 0 1 Apr ’05 10 9 6 3 3 0 1 Hurley Apr ’06 8 6 5 4 2 0 1 Brubaker, Foster, Pugh Apr ’07 9 6 6 5 4 0 2 Graves, Hill Apr ’08 10 5 7 5 5 2 2 Skills Targeted for next Director Committees’ process has resulted in a well balanced board with a good mix of needed skills OSS slate would reduce aerospace by 60%, diversity by 50% and put staffing pressure on the Audit Committee (Mr. Blechschmidt is an expert but declines to serve on Audit Committee) *Second inside director removed 1/02 CEO only insider ‘02-Present All Directors have worked for companies with global businesses and five have either lived outside of the US or worked for foreign-owned companies. Four have had Six Sigma and Lean certifications

35 OSS’s Director Nominees Edward A. Blechschmidt 2007 (5 months) – Interim CEO of Novelis, a supplier of aluminum rolled products and aluminum can recycling. 2000-2002 (30 months) – CEO of Gentiva Health Services, a health care services business 20 years in information technology industry Director of Healthsouth, Columbia Laboratories, Diamond Foods and Lionbridge Chair of 3 Audit Committees (unable to serve on Hexcel audit) No apparent manufacturing or aerospace experience Timothy D. Leuliette 2007 (12 months) - Co-Chairman and Co-CEO of Asahi Tec Corp., an auto metal parts supplier who acquired Metaldyne. 2002-2007 (5 yrs) - CEO Metaldyne, a metal parts maker for automotive industry Former director of Collins & Aikman from 2001 through bankruptcy reorganization Prior career predominately automotive industry No current public board or aerospace experience evident Joachim Hirsch 2003-2007 - CEO Teksid Aluminum, a private aluminum auto parts company 2000-2003 - “CEO” of Textron Fastening Systems, A division reporting below the COO 23 years in automotive industry No public board or relevant aerospace experience evident

36 OSS’s Nominees – Most Recent Margin Performances Operating Income % 1999 2000 2001 2002 2003 2004 2005 2006 2007 Edward A. Blechschmidt Gentiva Health Services (0.3)% (9.4)% (2.8)% (4.7)% 2.8% 4.5% 3.4% (Chairman, CEO and President from March 00 to June 02; then Director) Novelis (CEO from Dec 06 to May 07; Director since May 06) 2.1% (1.5)% 0.7% Timothy D. Leuliette Metaldyne, 6.0% 6.3% 2.5% 2.5% 2.7% 1.4% 2.2% (Chairman and CEO) Asahi Tec (Co-Chairman and Co-CEO) 2.0% 1.1% Joachim V. Hirsch Textron Fastening 9.1% 9.6% 4.2% 4.4% 3.8% (Chairman, President and CEO) Teksid Aluminum, (CEO and President) Privately held, no data available Source: Public filings Difficult Industries perhaps... but does Performance suggest they can “boost margins” by just joining the Hexcel Board?

37 Hexcel’s Board of Directors W. Kim Foster (1 year tenure) CFO of FMC Corporation a $3B chemicals company VP GM FMC Agricultural Products Group Director FMC International, GM Airport Products and Systems David E. Berges (7 years tenure) Chairman, CEO and Director of Hexcel Corporation Pres. Automotive Group of Honeywell ($2B, global, 10,000 ee’s) VP GM Engine Systems AlliedSignal Aerospace; COO Barnes Aerospace 15 years in General Electric following their Manufacturing Management Prog. Jeffery A. Graves, PhD Materials (1 year tenure) CEO C&D Technologies; CEO Kemet Corp. Global operations experience including opening plants in China, Mexico; acquisitions and divestitures. A Six Sigma Blackbelt. Senior R&D work at General Electric, Rockwell International, Howmet Director of Teleflex Joel S. Beckman (5 years tenure) Managing Partner of Greenbriar Equity Group LLC – a private equity company focused entirely on the transportation/aerospace segment MD and Partner of Goldman, Sachs & Co. (18 years in total with firm) – founder of the ‘global transportation business group’ JD Yale Law, director of numerous private companies David C. Hill, PhD Material Sciences (director nominee) Retired CEO Sun Chemical Corp.; also 4 years as SVP Operations and Technology (13,000 ee’s, ½ outside U.S.) JM Huber Corporation, AlliedSignal (2 yrs. in Germany) and Union Carbide CTO of AS Engineered Mat’ls Group, GM of Advanced Fibers Unit Director of Symyx Technologies Lynn Brubaker (2+ years tenure) Independent Consultant to multi-national Aerospace and Defense companies VP GM Commercial Aerospace for Honeywell ($7B); 68 Global operations VP McDonnell Douglas Aircraft, MD90 Program; Republic and Comair Airlines Director of 2 private co.; 16 of 20 credits towards Prof. Director Cert. (ISS) David C. Hurley (2+ years tenure) Vice Chairman of PrivatAir (Swiss), a global corporate aviation company Founder Flight Services Group (Private aircraft management group) 40 years in operations with Canadair, Cessna, Harris. “Secret” clearance Director of GWR, GSL, AERG, TSX. ISS Professional Director Certificate Jeffrey C. Campbell (4+ years tenure) EVP, CFO of McKesson Corp. ($93B) “Best CFO in Healthcare” by Institutional Investor. Global Sourcing. CFO since 2004, company value has doubled. CFO of AMR Corp, led out of court restructuring to reduce $3B expenses MD International Planning American Airlines; Ran AA Europe, Middle East, Africa ($1B, 3500 ee’s, 3 years in London) David L. Pugh (2 years tenure) Chairman and CEO of Applied Industrial Technologies Inc. SVP Rockwell Automation; GM Rockwell Industrial Controls Group Operating positions in Square D Co. and Westinghouse Electric Corp. Director of OM Group Sandra L. Derickson (6 years tenure) Retired CEO and President, HSBC Bank USA Numerous positions General Electric Capital Corporation 25 years global operating experience, acquisitions, start-ups, restructurings Note: Current or most recent job listed first, prior experiences follow in order Strong Operationally, Globally, Financially - Good Market and Industry Relevance

38 OSS Capital’s Proxy Fight

39 Background to the Proxy Contest OSS criticizes Hexcel’s operating performance; requests Board retain an investment bank for advice on maximizing shareholder value OSS indicates desire to submit a director nominee to replace Martin Solomon, who was retiring – N+G search firm finds candidate under-qualified March 2007 May 2007 Board invites OSS to present its views on the company’s operating performance Board subsequently concludes the company should continue with its strategic plan for delivering shareholder value October 2007 (see Appendix) OSS notifies Hexcel of its desire to have three candidates considered for Board Sandra Derickson, Chair of Hexcel’s Nominating Committee, writes a letter commiting to speak with the candidates with respect to a search beginning for a retiring director replacement November 2007 (see Appendix) OSS withdraws the name of one of its previous candidates (an OSS analyst) and forwards the resumes of two additional candidates (one declines to be considered) OSS faxes letter, requesting the Board make a definitive decision to expand Board to accommodate three candidates in eight business days Board holds special meeting and determines to adhere to its established vetting process Ms. Derickson writes a letter to OSS summarizing the results of the meeting and indicating that she would include the OSS candidates in the search process underway OSS notifies Hexcel of intention to nominate Messrs. Hirsch, Blechschmidt and Leuliette and that it intends to solicit proxies in support of its nominees

40 Background to the Proxy Contest (continued) Hexcel’s Nominating Committee meets with and interviews each of OSS’s director candidates, along with other candidates identified by a retained professional search firm December 2007 – January 2008 Ms. Derickson writes OSS offering to Immediately expand its Board size by one Add Mr. Blechschmidt as a director Assign to Committees of his choice Have OSS review, meet and support a new candidate, Mr. Hill, a PhD from MIT with experience in large-scale chemical companies and critical specialty fiber development Less than two hours after receiving Hexcel’s proposal, OSS rejects the proposal insisting if they couldn’t immediately place at least 2 of their choosing, they’d let the shareholders decide OSS subsequently files preliminary proxy materials for the election of its three candidates Hexcel’s Board Worked Hard to Avoid this Fight February 2008 (see Appendix)

41 What’s the Harm with Replacing 1,2 or 3 Directors? Shareholder Value: Fundamentally, we believe it is not in the Shareholders’ best interests to replace experienced, proven aerospace directors who have provided excellent insight and contacts with OSS Directors who have: -No evident aerospace experience -Two with no apparent public board experience or governance training -Experience in vastly different operating environments (i.e. healthcare, services, commodities) -No public record of operational improvement experience in last 7 years. Other Constituencies: Customer/Employee concerns that a change in strategy to focus on near term segment OI% can only lead to lower investments in research, new product development, or capex expansion at the cusp of the shift of commercial aerospace to IM carbon fiber composites Of particular concern – customer uncertainty while trying to negotiate critical long term contracts A rating agency does not like to review our debt rating during this process, stating “something bad usually happens after a company loses a proxy fight” Hexcel’s Performance, Governance, Board Members are on the right track

42 1. Operating Margins vs. Cytec and Toray - “Hexcel’s operating margins have consistently lagged behind the margins of its two main competitors, Cytec Industries and Toray Industries” 2. Margin Improvement - “For too long, Hexcel’s management has been communicating to stockholders that margins will improve significantly, yet they have not delivered” 3. Market Share – “We believe Hexcel has lost market share to competitors and it’s stock has suffered as a result.” 4. Intrinsic Value – “In our view, if Hexcel’s margins were more in-line with the margins of other industry players, the company’s intrinsic value would be significantly enhanced.” 5. Board Membership – “In our opinion, the Hexcel Board needs new members with operational expertise to help maximize Hexcel’s business potential” Change Needed? We Request ISS Support for Hexcel’s full Director Slate Sales (US$ in millions) Adjusted Operating Income1 Adjusted Net Income1 Sales per Employee Debt / EBITDA Historical Share Price 13% Avg. Annual Growth $ 730 $837 $958 $1,05 0$1,171 0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2003 2004 2005 2006 2007 $0.18 $0.19 $0.21 $0.24 $0.29 $0.00 $0.05 $0.10 $0.15 $0.20 $0.25 $0.30 2003 2004 2005 2006 2007 5.3 x 3. 9 x 3.0 x 2.7 x 1.8 x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 2003 2004 2005 2006 2007 $10 $46 $49 $70 $(9) $0 $20 $40 $60 $80 2003 2004 2005 2006 2007 31% Avg . Annual Growth $45 $65 $ 115 $135 $102 0 $20 $40 $60 $80 $100 $120 $140 $160 2003 2004 2005 2006 2007 (100%) 0% 100% 200% 300% 400% 500% 600% 700% 2003 2003 2004 2005 2006 2006 2007 2008 Indexed Price 471% HXL 56% S&P 5 00 53% DJIA

43 Exhibits and Appendix

44 Exhibit A – Adjusted Operating Income Reconciliation of GAAP and Non-GAAP Measures Fiscal Year Ending December 31 $ millions 2003 2004 2005 2006 2007 GAAP Operating Income (1) 46.8 $ 62.1 $ 84.3 $ 103.4 $ 114.9 $ Business Consol & Restructuring Exp. 3.9 2.5 2.9 9.9 7.3 Litigation Settlements/Legal Fees - 7.0 18.4 - - Gain on Sale of Assets (2.2) (4.0) (1.4) - - FAS 123R Expense (2) (3.4) (3.5) (3.4) - - Transaction Costs (3) - 1.1 1.0 1.2 - Other Operating Expense (4) - - - - 12.6 Non-GAAP Operating Income 45.1 $ 65.2 $ 101.8 $ 114.5 $ 134.8 $ Non-GAAP Operating Income % of sales 6.2% 7.8% 10.6% 10.9% 11.5% GAAP Operating Income % of sales 6.4% 7.4% 8.8% 9.9% 9.8% Note: (1) Excludes Architectural and EBGI businesses as now classified as discontinued operations (2)The Company adopted FAS 123R as of Janua ry 1, 2006. Prior years have been adjusted to reflect stock compensation expense as if it was adopted on January 1, 2003. (3) Costs for secondary filing. (4) Other operating expenses include $9.4m of expense related to partial settlement of US Pension and $3.2m associated with the impairment of purchased technology and fixed assets.

45 Exhibit B – Adjusted Net Income Reconciliation of GAAP and Non-GAAP Measures 1) The Company adopted FAS 123R as of January 1, 2006. Prior years have been adjusted to reflect stock compensation expense as if it was adopted on January 1, 2003. 2) The 2007 tax adjustment include a $1.9 million benefit from a change in estimate of the state net deferred tax assets. The 2006 and 2005 amounts represent the reversal of valuation allowances. Fiscal Year Ending December 31 In Millions 2003 2004 2005 2006 2007 GAAP Net Income (16.6) $ 15.0 $ 131.2 $ 64.9 $ 63.3 $ FAS 123R Expense (net of tax)(1) (2.1) (2.2) (2.1) - - Other Operating Expense (net of tax) - 4.3 11.4 - 8.1 Gain on sale of JV (net of tax) (1.4) (2.5) (0.9) (9.6) - Loss on early retirement of debt (net of tax) 25.4 - - Tax Adjustments (2) 10.9 (4.6) (119.2) (6.7) (1.9) Non-GAAP Net Income (9.2) $ 10.1 $ 45.8 $ 48.6 $ 69.5 $

46 Exhibit C – Composites Materials Segment Adjusted Operating Income Reconciliation of GAAP and Non-GAAP Measures Fiscal Year Ending December 31 $ millions 2003 2004 2005 2006 2007 GAAP Operating Income 68.8 $ 98.7 $ 118.3 $ 119.1 $ 142.8 $ Business Consol & Restructuring Exp. 2.8 2.6 2.4 9.9 6.4 Other Operating Expense (4) - - - - 3.2 Non-GAAP Operating Income 71.6 $ 101.3 $ 120.7 $ 129.0 $ 152.4 $ Non-GAAP Operating Income % of sales 12.3% 14.6% 14.8% 14.6% 15.6% GAAP Operating Income % of sales 11.8% 14.2% 14.5% 13.4% 14.6% Note: Other operating expenses include $3.2 million associated with the impairment of purchased technology and fixed assets Hexcel Composites Materials Segment Operating Income

Appendix

Key Correspondence

Between Hexcel and OSS

October 30, 2007

Mr. Oscar S. Schafer

Managing Partner

O.S.S. Capital Management LP

598 Madison Avenue

New York, NY 10022

Dear Oscar,

David Berges sent me the information regarding your suggestions for possible Board nominees.  The Governance and Nominating Committee is beginning its process in connection with Hexcel’s 2008 annual meeting.  The Committee will be following its standard procedures for considering and evaluating potential nominees and, accordingly, I will contact each of the suggested candidates.

During our phone conversation on October 29, you provided me with phone numbers for two of the candidates.  You agreed to advise them to expect my call which I will make within the next two weeks.  In the meantime, if there is any additional information concerning the three suggested candidates which you wish the Committee to consider, please forward it to me promptly.

I look forward to talking to you soon.

Regards,

/s/ Sandra L. Derickson

Sandra L. Derickson

cc:     David E. Berges

O.S.S. Capital Management LP

598 Madison Avenue

New York, NY 10022-1603

Tel.  (212) 756-8700

Fax.  (212) 756-8701

November 6, 2007

Ms. Sandra L. Derickson

Director

Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, CT 06901

Dear Sandy:

As you know, over the past several weeks we have proposed four candidates for positions on the Board of Directors of Hexcel Corporation.  We have proposed these candidates because we believe they would be of great benefit to the Board of Hexcel in serving the interests of all Hexcel shareholders, and we urge that the Nominating Committee promptly approve them.  We believe that this matter deserves prompt attention, and that if it is taken seriously there is no legitimate reason why a decision cannot be made reasonably soon.  Accordingly, we request a definitive decision from the Board as to the status of these candidates by the close of business on November 16, 2007.

We recognize that everyone has busy schedules but feel there is ample time in the next 11 days to appropriately vet these candidates.  We are surprised that apparently none of our candidates have yet been contacted by the Nominating Committee to schedule an interview.  You are welcome to use our counsel, Marc Weingarten, of Schulte Roth & Zabel, as an intermediary to expedite these meetings.  He can be reached in New York at 212-756-2280.

Sincerely,

/s/ Oscar S. Schafer	/s/ Andrew J. Goffe	/s/ Peter J. Grondin

Oscar S. Schafer	Andrew J. Goffe	Peter J. Grondin

November 8, 2007

Mr. Oscar S. Schafer

O.S.S. Capital Management LP

598 Madison Avenue

New York, NY 10022

Dear Oscar,

Your letter of November 6th was a surprise to me.  I thought we were pursuing a reasonable, thoughtful path in considering potential candidates to the Hexcel Board.  In order to help avoid any future misunderstandings, I would like to summarize my view of what has transpired during our communication, share the conclusions of a special Board meeting called on November 7th to address your letter and propose a reasonable and productive path forward.

Recent Hexcel/OSS communications

October 22.  You called Hexcel Chairman David Berges telling him you had three candidates you wanted considered for positions on the Hexcel Board.  Mr. Berges said there were no current openings, but that he would forward your suggestions to me, the Presiding Director and the Nominating and Governance Committee Chair.  He later received an e-mail from your analyst Peter Grondin with three resumes (including Mr. Grondin).  Mr. Berges subsequently sent the resumes to me and sent a letter to you confirming that fact and saying that you would be hearing from me.

October 29. You and I had a phone conversation during which I agreed I would be interested in talking to your candidates and committed to call them within the next two weeks, a time frame to which you did not object.  I confirmed the discussion in a letter.

November 1. You called and asked why I had not yet talked to the candidates.  I reminded you that only three days of the two weeks had passed.  You then informed me you were withdrawing the name of Mr. Grondin and forwarding two additional candidates for consideration.  Also, for the first time, you made it clear that your expectation was for Hexcel to expand its Board of Directors by three seats to immediately allow for your candidates.  Your stated aim was to add some industrial experience to the board – people who knew how to “make widgets” to help the Company improve margins.  Since expanding the Board is a matter for the full Board of Directors, I began discussions with management and the Company’s advisors about what process would be required to give consideration to your request.

November 6.  I received your fax stating that you had provided candidates “over several weeks” (actually 11 business days) and that you expected in-person interviews and a definitive response on them by November 16th (in eight business days).

Until our phone call of November 1, I thought we were on a path to consider your candidates for the opening we expect to have with the retirement of one director at the next annual meeting.  Understanding that you were expecting Hexcel to add three of your candidates to the existing Board prompted us to call a special meeting of the Hexcel Board of Directors November 7th to consider your request.

View of the Board

For quite some time now, the Board generally has felt that in addition to many other requirements for a balanced and productive board, some experienced operational leadership is essential.  In fact, with a regular process of “needs polling” we have sought to balance the experience mix on our Board by seeking and adding directors with aerospace relationships, strong operational experience, and technical capabilities as well as sitting CFO/CEO’s of public companies with diversity in mind. I feel it important to review the five Directors added in just the last couple of years.

David Hurley (2005), a well known and respected leader amongst aerospace CEO’s world wide with a long history in commercial aerospace sales as well as a US Government Secret clearance and contacts in the defense industry.

Lynn Brubaker (2005), with 25 years in the aerospace industry spanning roles in two airlines, McDonnell Douglas, AlliedSignal and Honeywell.

David Pugh (2006), CEO of Applied Industrial Technologies, a leading industrial products distributor with an operational career in Rockwell Automation, Square D, and Westinghouse Electric.

W. Kim Foster (2007), CFO of FMC Corporation, a chemical manufacturer with a background in a wide range of operational and financial roles in chemical businesses, as well as defense equipment and airport products and systems.

Dr. Jeffrey Graves (2007), CEO of C&D Technologies, Inc., an industrial battery manufacturer and a PhD with an impressive technical experience base including management positions at GE’s corporate R&D center and a design manager in GE’s power generation group (home of their wind energy business).  A Six Sigma Blackbelt, Dr. Graves also has industrial experience from positions at Kemet, Rockwell International and Howmet.

With a solid base of operational and technical experience, these new directors are already contributing to shareholder value.  Each has been fully engaged in Board activities including Committee work, Strategic Planning reviews, and plant and customer visits.

I believe that Hexcel is fortunate to have a talented, dedicated and fully engaged Board of Directors, with extensive experience in aerospace, business and finance.  Our Board is overwhelmingly independent and Mr. Berges is the only insider.  While we recognize that you may not at all times agree with us and we fully respect your right to disagree, we do ask that you understand that we take the views of our shareholders and our fiduciary responsibilities very seriously.

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The Board is aligned and agrees with the strategic direction of the Company and is satisfied with the performance of the management team’s implementation to date.  We agree (as does management) that continued margin expansion is an important goal, one of many being addressed to deliver both short and long term profitable growth.

It is the consensus view of the Board that we have a board selection process that is thoughtful and effective.  Your request for this Board to agree to the expansion and addition of three directors for one shareholder in eight business days is considered unreasonable and contrary to good governance standards.

Proposed Path Forward

As one of our Directors will reach the age of 70 before the next Annual Meeting, he will not be standing for re-election in 2008.  As is our practice, I am asking our Directors to assess the desired skills/attributes/experiences of a replacement candidate.  The Nominating and Governance Committee is in the process of engaging a professional search firm to conduct the search and vet the candidates.  The Committee will interview them as appropriate and make their recommendations to the full Board. We hope to have identified a candidate for inclusion in the Proxy Statement for election at the Annual Meeting.

We are happy to include any shareholder’s qualified candidates in the search process. As I committed to you, I am planning to call your candidates for pre-screening.

The Directors have also agreed to review best practice data and discuss the optimum size of the Board at its December meeting.  Should a Board expansion be deemed appropriate, your candidates would be considered in the subsequent selection process as well.

Oscar, we clearly understand you have a sense of urgency.  We take your concerns seriously as evidenced by our invitation to you to present your concerns to the Board last May.  We also feel strongly that any action we take needs to be done in an orderly and thoughtful manner and with the best interests of all shareholders kept in balance.

Thank you again for your interest in Hexcel.  So as to avoid any delays in the event I am traveling, I suggest you include Noel Maull at Hexcel with any communications as she is acting as my administrative assistant in these matters.

Sincerely,

/s/ Sandra L. Derickson

Sandra L. Derickson

cc:  Hexcel Board of Directors

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February 19, 2008

Mr. Oscar S. Schafer

Managing Partner

O.S.S. Capital Management LP

598 Madison Avenue

New York, NY 10022

Dear Oscar:

On behalf of Hexcel’s Board of Directors, I am writing to advise you that our Nominating and Corporate Governance Committee has recently completed its evaluation process and the full Board of Directors has met to discuss the nomination of directors for election to the Board at the 2008 Annual Meeting of Shareholders.

Although the Nominating Committee did not think that your request for early election of your three candidates to the Board was appropriate, we did agree to meet with and consider the candidates as we deliberated on the proper size and composition of the Board. Over the last three months, the Nominating Committee conducted a thorough review of the director candidates you proposed, as well as several other potential director candidates.  Upon completion of this evaluation process, and in order to reach a suitable settlement agreement, the Nominating Committee and the Board have concluded that one of your candidates, Mr. Edward Blechschmidt, has the necessary experience, skills and other attributes that potentially could be beneficial to the Board at this time.  In addition, the Nominating Committee has identified an outstanding candidate we think you would agree would add critical skills to the Board.  We would ask you to support his inclusion on the Board’s slate of directors for the 2008 Annual Meeting to replace H. Arthur Bellows, who is retiring this year.

The Board had previously guided the Nominating Committee to identify a replacement director with strong technical qualifications related to Hexcel’s businesses, with particular focus on capital intensive process manufacturing.  The advancement of Hexcel’s carbon fiber technology and the implementation of a well planned and executed capital investment program are seen as crucial to the long term success of the company.  The candidate identified by the Nominating Committee is an MIT-trained PhD in Material Science and Engineering with a career in large scale chemical and engineered materials companies.  He has significant executive experience, including having served as a president and chief executive officer of a leading specialty chemicals company, as well as president and chief technology officer in the fibers, advanced materials and chemicals divisions of a large diversified industrials company.  We believe that this candidate’s background would address both the defined needs of the Board and also provide the operational and technical expertise necessary to address the operational performance you perceive to be lacking.  We would welcome the opportunity for you to meet this candidate so that you can confirm his outstanding credentials and qualifications.

In the interest of avoiding what undoubtedly would be a costly and disruptive proxy contest, which would not be our preferred course of action, we are prepared to expand the size of the Board immediately by adding Mr. Blechschmidt.  We would nominate Mr. Blechschmidt and the other candidate identified by the Nominating Committee to replace Mr. Bellows for election to the Board at the 2008 Annual Meeting.  We will also allow Mr. Blechschmidt to select the board committee(s) on which he believes he could add the most value.  If you find our proposal acceptable, I will ask our counsel to prepare an appropriate settlement agreement, which will set forth the Board composition arrangements, as well as a customary standstill agreement for this shareholders’ meeting and, assuming Mr. Blechschmidt is re-nominated, next year’s meeting.

If you accept this proposal, and all of the Board’s nominees, including Mr. Blechschmidt, are elected at the 2008 Annual Meeting, the Board will consist of one management director and 10 independent directors with strong operational and leadership experience, and technical capabilities in our industry.

We would appreciate hearing your response as soon as possible.

Regards,

/s/ Sandra L. Derickson

Sandra L. Derickson
Chair, Nominating and Corporate Governance Committee

cc: Board of Directors

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